Exhibit 10.21

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of May 24, 2018 by and among Autoliv, Inc., a Delaware corporation (the “Company”), Cevian Capital II GP Limited, a limited company incorporated under the laws of the Bailiwick of Jersey (“Investor”), and Veoneer, Inc., a Delaware corporation (“SpinCo”) (each of the Company, Investor and SpinCo, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company intends to distribute all of the outstanding shares of the common stock of SpinCo (the “SpinCo Common Stock”) to the Company’s stockholders, after which SpinCo will be an independent, publicly traded company (such transaction, the “SpinOff”);

WHEREAS, as of the date hereof, Investor beneficially owns shares of common stock of the Company (the “Company Common Stock”) totaling, in the aggregate, 8,376,924 shares (the “Shares”), or approximately nine and six-tenths percent (9.6%), of the Company Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and Investor have determined to come to an agreement with respect to the appointment of Jonas Synnergren (the “Investor Director”) to the Board of Directors of SpinCo (the “SpinCo Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Appointment of Director and Related Agreements.

(a) Appointment of Director. Not later than the effective time of the SpinOff, the Company shall take all necessary actions to appoint the Investor Director as a director of SpinCo, which appointment will be effective immediately following the distribution of the outstanding shares of SpinCo Common Stock to the Company’s stockholders.

(i) If at any time prior to the effective time of the SpinOff Investor’s aggregate ownership of Company Common Stock decreases to less than eight percent (8.0%) of the then-outstanding Company Common Stock (other than as the result of a share issuance or similar Company action that increases the number of outstanding shares of Company Common Stock (other than ordinary course compensatory equity issuances to management), in which event the eight percent (8.0%) threshold shall be correspondingly reduced to give effect to such share issuance), then this Agreement shall be null and void ab initio and there shall be no obligation on the Company to appoint the Investor Director as a director of SpinCo.

(ii) If the Investor Director is unable or unwilling to serve as a director for any reason, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (as defined herein), and at such time Investor has aggregate ownership of at least eight percent (8.0%) of the then-outstanding SpinCo Common Stock (the “Minimum Ownership Threshold”) (other than as the result of a share issuance or similar SpinCo action that increases the number of outstanding shares of SpinCo Common Stock (other than ordinary course compensatory equity issuances to management), in which event the Minimum Ownership Threshold shall be correspondingly reduced to give effect to such share issuance), Investor shall have the ability to recommend a substitute director in accordance with this Section 1(a)(ii) (any such replacement nominee shall be referred to as the “Investor Replacement Director”). Any Investor Replacement Director recommended by Investor shall be required to (i) qualify as “independent” pursuant to the U.S. Securities and Exchange Commission (the “SEC”) and the listing standards of any exchange on which the securities of SpinCo are listed and (ii) satisfy the guidelines and policies with respect to service on the SpinCo Board applicable to all non-management directors. The SpinCo Board, after taking into account the relevant financial and business experience of the proposed Investor Replacement Director, shall promptly (and in no case later than ten (10) business days) make the determination whether the Investor Replacement Director is approved to be appointed to the SpinCo Board, in each case, as reasonably determined by the SpinCo Board. In the event the SpinCo Board does not appoint such Investor Replacement Director to SpinCo Board, Investor shall have the right to recommend additional substitute person(s) until an Investor Replacement Director is appointed to the SpinCo Board, subject to this Section 1(a)(ii). Any Investor Replacement Director appointed to the SpinCo Board in accordance with this Section 1(a)(ii) will be legally bound by the terms and conditions applicable to the Investor Director under this Agreement. Following the appointment of any Investor Replacement Director to replace the Investor Director in accordance with this Section 1(a)(ii), any reference to the Investor Director herein shall be deemed to include such replacement director. If at any time Investor’s aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act (as defined herein)) of SpinCo Common Stock decreases to less than the Minimum Ownership Threshold, the right of Investor pursuant to this Section 1(a)(ii) to participate in the recommendation of an Investor Replacement Director to fill the vacancy caused by the resignation or removal of the Investor Director or any Investor Replacement Director shall automatically terminate. Prior to the appointment of any Investor Replacement Director to the SpinCo Board, (i) Investor will deliver to SpinCo an irrevocable resignation letter addressed to SpinCo pursuant to which the Investor Replacement Director shall offer to resign from the SpinCo Board and all applicable committees and subcommittees thereof if, at any time after the Spin-Off, Investor’s aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), of SpinCo Common Stock decreases to less than the Minimum Ownership Threshold, such irrevocable resignation not to be effective until the SpinCo Board shall have accepted such resignation, which acceptance shall be made within the sole and absolute discretion of the SpinCo Board, and (ii) the Investor Replacement Director will submit to SpinCo the information, documentation and acknowledgements set forth in Section 1(b)(iv) of this Agreement.

(iii) SpinCo shall include the Investor Director on its slate of directors to be elected to the SpinCo Board at SpinCo’s first annual meeting of stockholders or any postponement, adjournment, or substitution thereof (the “First Annual Meeting”) and at each subsequent meeting of stockholders held for the purposes of electing directors during the Standstill Period at which the Investor Director’s term expires and shall use its reasonable best efforts (which shall include the solicitation of proxies) to cause the election of the Investor Director at the First Annual Meeting (it being understood that such efforts shall not be less than the efforts used by SpinCo to cause the election of any other non-management director nominee nominated by SpinCo) and at each subsequent meeting of stockholders held for the purposes of electing directors during the Standstill Period at which the Investor Director’s term expires. Notwithstanding this Section 1(a)(iii), SpinCo may determine not to include the Investor Director on its slate of directors to be elected to the SpinCo Board at any annual meeting of SpinCo’s stockholders at which the Investor Director’s term expires, in which case, this Agreement shall terminate upon written notice (which notice must be delivered no later than thirty (30) days prior to the deadline for the submission of the nomination notice for such annual meeting of stockholders) to Investor of such determination not to nominate the Investor Director for election to the SpinCo Board.

(b) Additional Agreements.

(i) Investor agrees that it will cause its controlled Affiliates and Associates, including but not limited to Cevian Capital AB (Stockholm), Cevian Capital AG (Zürich) and Cevian Capital LLP (UK), to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) In connection with any annual or special meeting of the stockholders of SpinCo (and any adjournments or postponements thereof) held during the Standstill Period (as defined herein), Investor will cause to be present for quorum purposes and vote or cause to be voted all shares of SpinCo Common Stock beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by Investor of any of its Affiliates, and entitled to vote as of the record date for any such meeting, (A) in favor of the slate of directors recommended by the SpinCo Board and (B) otherwise in accordance with the SpinCo Board’s recommendation on any proposal not related to an Extraordinary Transaction (as defined herein, with the reference “at least fifteen percent (15%)” replaced with “any” in such definition for the purposes of this clause); provided that, if Institutional Shareholder Services Inc. recommends a vote different than the SpinCo Board’s recommendation on a proposal other than the election of directors, then Investor can vote in its sole discretion as it wishes on such proposal.

(iii) Concurrently with the execution of this Agreement, Investor has delivered to the Company an irrevocable resignation letter addressed to SpinCo pursuant to which the Investor Director has agreed to offer his resignation from the SpinCo Board and all applicable committees and subcommittees thereof if, at any time after the Spin-Off, Investor’s aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), of SpinCo Common Stock decreases to less than the Minimum Ownership Threshold. The Investor Director’s irrevocable resignation shall not be effective until the SpinCo Board shall have accepted such resignation, which acceptance shall be made within the sole and absolute discretion of the SpinCo Board.

(iv) Prior to the date of this Agreement, the Investor Director has submitted to SpinCo (A) a fully completed copy of SpinCo’s director & officer questionnaire and other reasonable and customary director onboarding documentation required by SpinCo of non-management directors in connection with the appointment or election of new SpinCo Board members, (B) the information required pursuant to Sections 6.2 and 6.3 of Article II of SpinCo’s By-Laws (the “By-Laws”), (C) a written acknowledgment that the Investor Director agrees to be bound by all current policies, codes and guidelines applicable to directors of SpinCo, including, without limitation, SpinCo’s trading policy, code of conduct and ethics for directors, corporate governance guidelines, and related person transaction policy, and (D) a written acknowledgment that the Investor Director (or Investor Replacement Director, as applicable) agrees to maintain the confidentiality of Confidential Information (as hereinafter defined) and use Confidential Information only for the purpose of his service as a SpinCo director and in accordance with his fiduciary duties as a SpinCo director under applicable law; provided that Investor Director may share Confidential Information with Investor to the extent permitted by United States and Swedish securities laws and the listing standards of any exchange on which the securities of SpinCo are listed.

(v) Investor agrees that the SpinCo Board or any committee or subcommittees thereof, in the exercise of its fiduciary duties, may recuse the Investor Director from the portion of any SpinCo Board or committee or subcommittee meeting at which the SpinCo Board or any such committee or subcommittee is evaluating and/or taking action with respect to (i) Investor’s ownership of Company Common Stock or SpinCo Common Stock, (ii) the exercise of any of the Company’s or SpinCo’s rights or enforcement of any of the obligations under this Agreement, (iii) any action taken in response to actions taken by Investor or its Affiliates with respect to the Company or SpinCo or (iv) any transaction with Investor or its Affiliates.

(vi) Investor agrees that, provided that all directors of SpinCo are identically restricted, for five (5) trading days following the Company’s distribution of all of the outstanding shares of SpinCo Common Stock to the Company’s stockholders, Investor and Investor Director will abstain from trading in any securities of SpinCo (including any swap or hedging transactions or other derivative agreements of any nature with respect to securities issued by SpinCo or securities convertible into or exchangeable for SpinCo Common Stock (or rights decoupled from the underlying securities)).

2. Standstill Provisions.

(a) Investor agrees that from the date of this Agreement until thirty (30) days following the time that Investor Director no longer serves as a director on the SpinCo Board (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner, alone or in concert with others:

(i) acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct others in the acquisition of, any securities issued by SpinCo or securities convertible into or exchangeable for SpinCo Common Stock (or any rights decoupled from the underlying securities) or assets of SpinCo, or rights or options to acquire any securities issued by SpinCo or securities convertible into or exchangeable for SpinCo Common Stock (or rights decoupled from the underlying securities) or assets of SpinCo, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities issued by SpinCo or securities convertible into or exchangeable for SpinCo Common Stock (or rights decoupled from the underlying securities) that are settled by delivery of SpinCo Common Stock or assets of SpinCo, in case of each of the foregoing, only if such action would result in Investor, together with its Affiliates and Associates, having an aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act but treating all shares underlying options or synthetic derivatives as outstanding whether or not then exercisable) of nineteen and nine-tenths percent (19.9%) or more of the then-outstanding SpinCo Common Stock immediately following the consummation of such transaction; provided that nothing herein will require SpinCo Common Stock to be sold to the extent that Investor exceeds the ownership limit under this clause (i) as the result of a share repurchase or similar SpinCo action that reduces the number of outstanding shares of SpinCo Common Stock;

(ii) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad-based market basket or index)) or enter into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part any securities that includes, relates to or derives any significant part of its value from a decline in the market price or value of any securities of SpinCo (or any rights decoupled from the underlying securities);

(iii) initiate, effect or participate in any way in, or seek to offer or propose to effect, cause or participate in any way in, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, scheme of arrangement, plan of arrangement, business combination transaction, extraordinary dividend, significant stock repurchase, recapitalization, restructuring, reorganization, liquidation, dissolution or issuance of at least fifteen percent (15%) of SpinCo’s then-outstanding equity or equity equivalent securities (including in a PIPE, convertible note, convertible preferred security or similar structure) or other extraordinary transaction involving SpinCo or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”); provided that nothing herein will prohibit the Investor Director from privately (without any public disclosure) advocating for such actions with the SpinCo Board or prohibit Investor from participating in any such action approved by the SpinCo Board; provided further that this clause (a)(iii) shall not restrict: (x) the tender (or failure to tender) by Investor or any of its Affiliates of any securities of SpinCo into any tender or exchange offer; (y) the vote for or against any Extraordinary Transaction by Investor or any of its Affiliates of any securities of SpinCo, or (z) the receipt of any consideration by Investor or any of its Affiliates on the same basis as other stockholders of SpinCo in connection with an Extraordinary Transaction;

(iv) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the stockholders of SpinCo (or any adjournments or postponements thereof);

(v) solicit, or knowingly encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation”, directly or indirectly, as such terms are defined in Regulation 14A under the Exchange Act, of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders or by initiating, encouraging or participating in any “withhold” or similar campaign), in each case, with respect to securities of SpinCo or any securities convertible or exchangeable into or exercisable for any such securities;

(vi) with respect to SpinCo Common Stock, make any communication or announcement (other than in the ordinary course of business on a confidential basis to its investors) stating how its shares of SpinCo Common Stock will be voted, or the reasons therefor or otherwise communicate pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(vii) knowingly make any recommendations or knowingly seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of SpinCo at any annual or special meeting of stockholders, except in accordance with Section 1(b)(ii) of this Agreement, or seek to do so;

(viii) form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as defined under Section 13(d) of the Exchange Act, with respect to any SpinCo Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of Investor to join the “group” following the execution of this Agreement, so long as any such Affiliate is bound by the terms and conditions of this Agreement;

(ix) deposit any SpinCo Common Stock in any voting trust or subject any SpinCo Common Stock to any arrangement or agreement with respect to the voting of any SpinCo Common Stock, other than any such voting trust, arrangement or agreement solely among the Affiliates or Associates of Investor and otherwise in accordance with this Agreement, provided that any such Affiliate or Associate is bound by the terms and conditions of this Agreement;

(x) act alone or in concert with others to control or seek to control or make any public proposal or requests with respect to controlling, changing or influencing the SpinCo Board or management of SpinCo, including any plans or proposals relating to any change in the number, class or term of SpinCo directors, the filling of any vacancies on the SpinCo Board or any representation on the SpinCo Board, except as specifically contemplated in Section 1(a) of this Agreement;

(xi) seek or submit, or knowingly encourage any person or entity to seek or submit, nominations in furtherance of a “contested solicitation” for the election or removal of SpinCo directors or seek, knowingly encourage or take any other action with respect to the election or removal of any SpinCo directors, except as specifically contemplated in Section 1(a) of this Agreement;

(xii) make any public disclosure, communication, announcement or statement with respect to (A) any plan or proposal with respect to the SpinCo Board, SpinCo, its management, policies or affairs, any of its securities or assets or any of its businesses of strategy (including with respect to any Extraordinary Transaction) or (B) any plan or proposal that is inconsistent with the terms of this Agreement;

(xiii) make a request for a list of SpinCo’s stockholders or for any books and records of SpinCo;

(xiv) make any public request or submit any public proposal to amend or waive any term of this Agreement (including the provisions of this Section 2) or take any action that could reasonably lead to public disclosure of such a request or proposal by any Party;

(xv) commence, institute, solicit, encourage, support or join, as a party, any litigation, arbitration or other proceeding (including a derivative action) against or involving SpinCo or any of its current or former directors or officers, including any action challenging the validity or enforceability of this Section 2 or this Agreement, other than (A) litigation by Investor to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, SpinCo or its Affiliates against Investor or its Affiliates or Associates, (C) the exercise of statutory appraisal, dissenters or similar rights under the Delaware General Corporation Law; and (D) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement; provided that the foregoing shall also not prevent Investor from responding to, or complying with, a validly issued legal process that Investor did not initiate, encourage, aid or abet; or

(xvi) enter into any negotiations, discussions, agreements or understandings with others (whether written or oral) to take any action with respect to any of the foregoing, or knowingly advise, facilitate, finance (through equity, debt or otherwise), assist, solicit, encourage or seek to persuade any other person or entity to take any action inconsistent with any of the foregoing.

Notwithstanding the foregoing, the restrictions in this Section 2(a) shall terminate automatically upon the earliest of (i) the fifth (5th) business day after written notice is delivered by Investor to the Company and SpinCo of a material breach of this Agreement by the Company or SpinCo (including, without limitation, a failure to appoint the Investor Director or, as applicable, an Investor Replacement Director, in accordance with Section 1 of this Agreement or a breach of applicable non-disparagement obligations under Section 11 of this Agreement) if such breach has not been cured within such notice period, provided that Investor is not in material breach of this Agreement at the time such notice is given, (ii) the announcement by SpinCo of a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the then-outstanding shares of SpinCo Common Stock or (iii) the commencement of any tender or exchange offer (by a person other than Investor, its Affiliates or Associates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the then-outstanding shares of SpinCo Common Stock, where SpinCo files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that SpinCo’s stockholders reject such tender or exchange offer.

(b) Subject to complying with its obligations under Sections 1(b)(iv), 2(a), 11 and 12 of this Agreement, Investor may engage in any private discussions in the ordinary course of its business with third parties so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any such party.

(c) The restrictions in this Section 2 shall not prevent Investor or any of its Affiliates from making any factual statement as required by applicable legal process, subpoena, or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of discretionary acts by Investor or any of its Affiliates).

(d) To the extent that the Investor Director is a principal or employee of Investor, nothing in this Section 2 shall be deemed to limit the exercise in good faith by such Investor Director of his fiduciary duties solely in his capacity as a director of SpinCo.

(e) Nothing in this Section 2 shall be deemed to prohibit Investor from communicating privately with SpinCo’s Chief Executive Officer and Chairman, General Counsel, Chief Financial Officer, directors and members of SpinCo’s investor relations team in accordance with Section 13 of this Agreement, so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any Party.

(f) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent Investor from making public statements regarding any Extraordinary Transaction announced by or involving SpinCo, and nothing in this Agreement shall prevent SpinCo from responding to such statements, subject to the obligations of the Parties under Section 11 of this Agreement; provided, however, that a criticism of such Extraordinary Transaction shall not be considered a breach of the obligations of the Parties under Section 11 of this Agreement.

3. Representations and Warranties of the Company and SpinCo.

Each of the Company and SpinCo represents and warrants to Investor that (a) it has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by it, constitutes a valid and binding obligation and agreement of it, and is enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

4. Representations and Warranties of Investor.

Investor represents and warrants to the Company and SpinCo that (a) the authorized signatory of Investor set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Investor thereto, (b) this Agreement has been duly authorized, executed and delivered by Investor, and is a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Investor as currently in effect, (d) the execution, delivery and performance of this Agreement by Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Investor, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Investor is a party or by which it is bound, (e) as of the date of this Agreement, Investor is deemed to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate 8,376,924 shares of Company Common Stock, (f) as of the date hereof, Investor does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Company Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Company Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (g) Investor has not, directly or indirectly, compensated or agreed to, and will not, compensate the Investor Director for his or her respective service as a director of SpinCo with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company, SpinCo or their respective securities, other than any performance-based compensation tied to Investor’s investments.

5. Termination.

This Agreement shall remain in full force and effect until the earliest of:

(a) the expiration of the Standstill Period; or

(b) such other date established by mutual written agreement of the Parties hereto;

provided, that such termination shall not relieve any Party or the Investor Director from its obligations under Section 12 of this Agreement, which obligations shall survive in accordance with their terms.

6. Specific Performance.

Each of Investor, on the one hand, and the Company and SpinCo, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Investor, on the one hand, and the Company and SpinCo, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Autoliv, Inc.
Klarabergsviadukten 70, Section B7
Box 70381, SE-107 24
Stockholm, Sweden
Attention: Lars Sjöbring, General Counsel and
Secretary
Telephone: (248) 433-6719
Email:

With copies (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Stephen F. Arcano
Richard J. Grossman
Telephone: (212) 735-3542
(212) 735-2116
Facsimile: (917) 777-3542
(917) 777-2116
Email:

If to SpinCo:	Veoneer, Inc.
Klarabergsviadukten 70, Section C6, SE-111 64
Box 70381, SE-107 24
Stockholm, Sweden
Attention: Lars Sjöbring, General Counsel and
Secretary
Telephone: (248) 433-6719
Email: lars.sjobring@autoliv.com

With copies (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Stephen F. Arcano
Richard J. Grossman
Telephone: (212) 735-3542
(212) 735-2116
Facsimile: (917) 777-3542
(917) 777-2116
Email:

If to Investor:	Cevian Capital II GP Limited
11-15 Seaton Place
St. Helier, Jersey JE4 0QH
Channel Islands
Attention: Denzil Boschat
Telephone: +44 1534 828 513
Email:

With a copy (which shall not constitute notice) to:	Schulte Roth & Zabel LLP 919 Third Avenue
New York, NY 10022
Attention: Eleazer Klein
Telephone: (212) 756-2376
Facsimile: (212) 593-5955
Email:

9. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the federal or state courts located in Wilmington, Delaware. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery or facsimile).

11. Mutual Non-Disparagement.

Subject to applicable law, each of the Company, prior to the SpinOff, and SpinCo, after the SpinOff, on the one hand, and Investor, on the other hand, covenants and agrees that, during the Standstill Period or if earlier, until such time as the other or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 11, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, principals, partners, members, general partners, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame the other or such other’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of the other or the other’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of the other or the other’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders (solely in their capacity as stockholders of the applicable Party), agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other , their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders (solely in their capacity as stockholders of the applicable Party), agents, attorneys or representatives. This Section 11 shall not limit the power of any director of SpinCo or the Company to make such statements as required by applicable law or make comments that are consistent with the provisions hereof nor shall it apply to any private communications between Investor and its Affiliates and its and their respective principals, directors, members, general partners, officers and key employees, on the one hand, and any Contact Personnel (as defined herein) of the Company or SpinCo, on the other hand, to the extent that it would not be reasonably expected that such communication would trigger public disclosure obligations for any such party.

12. Confidentiality.

(a) Investor hereby agrees that if it receives any non-public information entrusted to or obtained by Investor Director by reason of his position as a director of SpinCo (“Confidential Information”) or any other material non-public information regarding any other person or entity, then Investor will (i) maintain the strict confidentiality of such Confidential Information or material non-public information, and (ii) abstain from trading in securities of SpinCo in violation of applicable law while in possession of any such Confidential Information or material non-public information. Investor will abstain from trading in any securities of SpinCo (including any swap or hedging transactions or other derivative agreements of any nature with respect to securities issued by SpinCo or securities convertible into or exchangeable for SpinCo Common Stock (or rights decoupled from the underlying securities)) for the time periods during which the Investor Director is prohibited from such trading pursuant to SpinCo’s trading policy. Subject to compliance with applicable laws, Investor shall in any event be free to trade or engage in the foregoing transactions (i) during any such “open window” periods when the directors of SpinCo generally are permitted to do so and (ii) from and any time after the opening of the first open window period following the cessation of the Investor Director’s service as a member of the SpinCo Board as contemplated herein. SpinCo or the Company will notify Investor in advance when such open window period begins.

(b) Notwithstanding anything in this Agreement to the contrary, in the event that Investor or any of its Affiliates are required in connection with a legal, judiciary, regulatory or administrative investigation or proceeding, by interrogatories, subpoena, civil investigative demand or similar legally mandatory process (excluding any such requirement arising out of any action or proceeding initiated by Investor or any of its Affiliates, including for the avoidance of doubt any requirement to make a filing with the SEC or under any securities laws or regulations, or any requirement arising out of a breach of this Agreement by Investor or its Affiliates) (each, a “Legal Requirement”), to disclose Confidential Information, it is agreed that Investor or such Affiliate, as applicable, will, to the extent legally permissible, provide the Company or SpinCo, as applicable, with prompt (and in any case, prior to the disclosure) written notice of such event so that the Company or SpinCo may seek a protective order or other appropriate remedy, at the sole expense of the Company or SpinCo, or waive compliance with the applicable provisions of this Agreement and, if applicable, SpinCo’s code of conduct and ethics for directors by Investor or such Affiliate. In the event that (x) such protective order or other remedy is not obtained and disclosure of Confidential Information is therefore required pursuant to such Legal Requirement or (y) the Company or SpinCo consents in writing to having the Confidential Information produced or disclosed pursuant to such Legal Requirement, then Investor or its Affiliate, as the case may be, (i) may, without liability hereunder, furnish that portion (and only that portion) of the Confidential Information that Investor or such Affiliate’s outside legal counsel advises is legally required to be disclosed and (ii) will use reasonable efforts, at the Company or SpinCo’s sole expense, to obtain reasonable assurance that confidential treatment is accorded to any Confidential Information so furnished. In no event will Investor or its Affiliates, as applicable, oppose any action by the Company or SpinCo, as applicable, to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information.

(c) Any confidentiality obligations under this Section 12 or Section 1(b)(iv) of this Agreement shall expire eighteen (18) months after the date on which the Investor Director ceases to serve as a director of SpinCo; provided, that Investor shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3); and provided, further, that the obligations in this Section 12(c) are not intended to be, and shall not be interpreted as, a contractual restriction on any trading activities of Investor or its Affiliates taken in the sole judgment of Investor or its Affiliates in accordance with applicable law.

13. Communications with Management of SpinCo.

(a) Prior to the effective time of the SpinOff , (i) all communications regarding the Company between the members of the Company’s Board of Directors and Company’s management team, on the one hand, and the representatives of Investor and its Affiliates, on the other hand, will be coordinated through the Company’s Chief Executive Officer and Chairman, Chief Financial Officer, General Counsel and/or representatives of the Company’s investor relations team (“Contact Personnel”), and (ii) Investor agrees that, except as otherwise consented to in advance in writing by the Company or as permitted by this Agreement, neither Investor nor its Affiliates will initiate or maintain contact with any officer, director or employee of the Company.

(b) Following the effective time of the SpinOff, (i) all communications regarding SpinCo between the members of the SpinCo Board and SpinCo’s management team, on the one hand, and the representatives of Investor and its Affiliates, on the other hand, will be coordinated through SpinCo’s Contact Personnel, and (ii) Investor agrees that, except as otherwise consented to in advance in writing by SpinCo or as permitted by this Agreement, neither Investor nor its Affiliates will initiate or maintain contact with any officer, director or employee of SpinCo.

(c) Nothing in this Section 13 will apply to (i) the Investor Director when acting in his capacity as a director of SpinCo or (ii) communications by Investor in the ordinary course of business at investor or industry meetings or conferences, which communications shall be subject to compliance with the other provisions of this Agreement.

(d) Nothing in this Section 13 constitutes a commitment on the part of the Company or SpinCo or any of their respective representatives, as applicable, to make any disclosures to Investor or any of its Affiliates.

14. Public Announcements.

The Company shall announce this Agreement by means of a press release, the content of which shall be mutually agreed-upon by both parties hereto (the “Press Release”). Neither the Company nor Investor shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Company acknowledges that Investor may file this Agreement as an exhibit to its Schedule 13D. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing made by Investor with respect to this Agreement prior to the filing with the SEC, and Investor shall give reasonable consideration in good faith to any reasonable comments of the Company. Investor acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. Investor shall be given a reasonable opportunity to review and comment on the Form 8-K made by the Company with respect to this Agreement prior to the filing with the SEC, and the Company shall give reasonable consideration in good faith to any reasonable comments of Investor.

15. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Affiliates and Associates.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties, provided, however, any modification of this Agreement that does not implicate all Parties may be entered into by the Parties so implicated by such modification, so long as such modification does not adversely affect the Party not entering into such modification. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this

Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Investor, the prior written consent of the Company and SpinCo, and with respect to the Company and SpinCo, the prior written consent of Investor. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons or entities. Notwithstanding anything contained in the definitions of “Affiliate” or “Associates” to the contrary, for purposes of this Agreement, the covenants applicable to Investor as set forth in this Agreement shall only require Investor to cause its portfolio companies to take or refrain from taking action to the extent Investor has a contractual, legal or other right or ability to cause such portfolio company to take or refrain from taking such action (provided, that it shall also constitute a breach of any such covenant for Investor to request, instruct or direct any of its portfolio companies to take any action or fail to take any action which action or failure to act would, if taken by Investor, constitute a breach of this Agreement).

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

AUTOLIV, INC.

By:	/s/ Lars A. Sjöbring
Name: Lars A. Sjöbring
Title: Group Vice President for Legal Affairs, General Counsel and Secretary

VEONEER, INC.

By:	/s/ Lars A. Sjöbring
Name: Lars A. Sjöbring
Title: Group Vice President for Legal Affairs, General Counsel and Secretary

CEVIAN CAPITAL II GP LIMITED

By:	/s/ Denzil Boschat
Name: Denzil Boschat
Title: Authorized Signatory

[Signature Page to Cooperation Agreement]